UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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Filed by a Party other than the Registrant ☐
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

ATN International, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ATN INTERNATIONAL, INC.
500 Cummings Center, Suite 2450
Beverly, MA 01915
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD June 7, 2022
April 28, 2022
Dear Stockholder:
You are cordially invited to attend our Annual Meeting of Stockholders to be held at ATN’s headquarters location, 500 Cummings Center, Suite 2450, Beverly, MA 01915 on Tuesday, June 7, 2022 at 9:00 a.m. ET (the “Annual Meeting”). Any stockholder who would like to attend the Annual Meeting will be asked to comply with any COVID-19 related health and safety precautions then mandated by the Commonwealth of Massachusetts or the Company, such as wearing an appropriate mask or facial covering, physical distancing, and any applicable quarantine requirements or recommendations for travelers from outside Massachusetts. The Annual Meeting is scheduled to be held for the following purposes:
1.
To elect seven directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified;

2.
To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2022; and

3.
To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 14, 2022 are entitled to notice of, and to vote at, the Annual Meeting. During the ten days prior to the Annual Meeting, a list of such stockholders will be available for inspection during our ordinary business hours at our office at the address above.
Whether or not you expect to attend the meeting, please cast your vote via the Internet, telephone or mail to ensure that your shares are represented at the Annual Meeting. If you attend the meeting and vote in person, your proxy will not be used.
By order of the Board of Directors,
Mary M. Mabey
Secretary

i

ii

ATN INTERNATIONAL, INC.
500 Cummings Center, Suite 2450
Beverly, MA 01915
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2022
GENERAL INFORMATION ABOUT VOTING
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ATN International, Inc., a Delaware corporation (the “Company,” “we,” “us,” and “our”), for use at the 2022 Annual Meeting of Stockholders to be held on June 7, 2022, at 9:00 a.m. ET (the “Annual Meeting”), or any adjournments or postponements thereof.
Pursuant to certain rules of the U.S. Securities and Exchange Commission (“SEC”) that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting our proxy materials on the Internet and delivering a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access or request a copy of our Proxy Statement, our Annual Letter to Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2021 (excluding exhibits). We first mailed the Notice to stockholders on April 28, 2022, unless they requested printed copies of our proxy materials. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting on June 7, 2022.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 7, 2022: This Proxy Statement and our 2021 Annual Report on Form 10-K are available at http://ir.atni.com/financials.cfm.
This document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.
Who Can Vote
Only stockholders of record at the close of business on April 14, 2022 are entitled to vote at the Annual Meeting. On that date, 15,742,780 shares of common stock, par value $0.01 per share, were outstanding, with each share entitled to one vote. If your shares are registered with our transfer agent directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares. As a beneficial owner, you may direct your broker or other holder of record on how to vote your owned shares by following their instructions.
Voting
You may vote your shares held of record either by attending the meeting and voting in person or voting by proxy. To vote in person, you must attend the Annual Meeting and cast your vote. You do not need to register in advance to attend the Annual Meeting. On April 28, 2022, we mailed the Notice to stockholders, unless they requested printed copies of our proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. You may vote over the Internet or by telephone prior to the Annual Meeting, or, if you requested printed copies of our proxy materials, by completing, dating and returning a proxy card. Please review the instructions on the Notice or on the proxy card regarding your voting options. Any proxy that is voted according to the instructions included in the Notice or on the proxy card will be voted in the manner instructed by the stockholder, and if no instructions are given, the shares represented thereby will be voted by the proxy holders as follows:
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FOR the election of the director nominees named herein;

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FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor; and

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in accordance with the judgment of the proxy holders named on the proxy as to any other matter that is properly brought before the Annual Meeting, or any adjournments or postponements thereof.

If you hold your shares through a bank, broker or other nominee, the bank, broker or other nominee will give you separate instructions for voting your shares. Telephone and Internet voting will also be offered to stockholders owning shares through certain banks and brokers. You must make arrangements with your bank, broker or other nominee in advance of the Annual Meeting to vote your shares in person.
Quorum
The holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such subsequent meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.
Votes Required
Proposal 1, the election of each director nominee, requires the affirmative vote of a majority of the votes cast and entitled to vote at the Annual Meeting regarding such director nominee’s election. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of the director nominees. A broker non-vote occurs when a bank, broker or other nominee cannot vote a customer’s shares registered in the bank’s, broker’s or other nominee’s name because the customer did not send instructions on how to vote on the matter and the bank, broker or nominee is prohibited by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Banks, brokers and other nominees will not be entitled to vote a customer’s shares in their discretion on Proposal 1.
Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2022 requires the affirmative vote of a majority of the shares present at the Annual Meeting, or represented by proxy, and entitled to vote on the matter. Abstentions will be considered to be votes present and entitled to vote on this proposal and, therefore, they will have the effect of a vote against this proposal. Banks, brokers and other nominees will be entitled to vote a customer’s shares in their discretion on Proposal 2, so there will be no broker non-votes on Proposal 2.
Revocability of Proxies
A proxy may be revoked at any time before it is exercised by delivering a written revocation to ATN International, Inc., Attn: Secretary, 500 Cummings Center, Suite 2450, Beverly, MA 01915. A proxy may also be revoked by re-voting by Internet or by telephone as instructed on your Notice or proxy card, as applicable, or by voting in person at the Annual Meeting. If you hold your shares through a bank, broker or other nominee, you must make arrangements with your bank, broker, or other nominee to revoke your proxy.
Where Can I Find the Voting Results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.
Solicitation Expenses
This solicitation is being made by us and as such, we will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail, facsimile and personal interviews. We will request brokers, banks, and other holders of record to forward proxy soliciting material to beneficial owners. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. In addition, we will engage Broadridge Investor Communications Solutions, Inc. to assist in the distribution of proxy materials to banks, brokers, nominees and intermediaries at an estimated cost of approximately $20,000 for any such services, plus reasonable out-of-pocket expenses.
Who to Contact for Additional Information
If you have questions about how to submit your proxy, or if you received paper copies of our proxy materials and you need additional copies of this Proxy Statement or the enclosed proxy card, please contact our proxy solicitor:
Broadridge Investor Communications Solutions, Inc.
BY INTERNET: www.proxyvote.com
BY TELEPHONE: 1-800-579-1639
BY E-MAIL: sendmaterial@proxyvote.com
If you have questions about attending the meeting in person or require directions, please contact us at the following address or telephone number:
ATN International, Inc.
Attn: Investor Relations
500 Cummings Center
Suite 2450
Beverly, MA 01915
BY TELEPHONE: (978) 619-1300
BY E-MAIL: ir@atni.com

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us as of April 14, 2022 (unless otherwise indicated in the footnotes to this table) with respect to the shares of our common stock that were beneficially owned as of such date by:
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each of our current directors;

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each of our named executive officers as listed in the Summary Compensation Table herein;

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all of our current directors and executive officers as a group; and

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each person (including any partnership, syndicate or other group) known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

The number of shares beneficially owned by each person listed below includes any shares that the person has a right to acquire on or before June 13, 2022 by exercising stock options or other rights to acquire shares. For each person listed below, the percentage set forth under “Percent of Class” was calculated based on 15,742,780 shares of common stock outstanding on April 14, 2022, plus any shares that person could acquire upon the exercise of any other rights exercisable on or before June 13, 2022. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o ATN International, Inc., 500 Cummings Center, Suite 2450, Beverly, MA 01915.
Beneficial Owners	Shares Beneficially Owned
	Number	Percent of Class
Directors, Director Nominees, Named Executive Officers:
Michael T. Prior(1)	570,005	3.62%
Bernard J. Bulkin	11,695	*
James S. Eisenstein	5,918	*
Richard J. Ganong	8,485	*
April V. Henry	816	*
John C. Kennedy	8,485	*
Pamela F. Lenehan	4,564	*
Liane J. Pelletier	17,752	*
Justin D. Benincasa(2)	42,671	*
William F. Kreisher(3)	20,433	*
Brad W. Martin	11,700	*
Mary M. Mabey(4)	7,979	*
All Current Directors and Executive Officers as a group (12 persons)(5)	710,503	4.51%
5% Stockholders:
Cornelius B. Prior, Jr.(6)	4,185,330	26.59%
BlackRock, Inc.(7)	1,834,772	11.65%
The Vanguard Group(8)	1,152,663	7.32%
Dimensional Fund Advisors LP(9)	1,152,617	7.32%
Global Alpha Capital Management Ltd.(10)	879,812	5.59%

*
Less than 1%.

(1)
Includes 413,900 shares owned by Mr. Prior or the Michael T. Prior 2013 Trust and 128,847 shares owned by the Lauren T. Prior 2013 Trust, for each of which Mr. Prior serves as trustee. Also includes 8,041 shares held by the RP 2014 Trust, 7,741 shares held by the WP 2015 Trust, 8,141 shares held by the

JP 2018 Trust and 3,335 shares held by the Prior Family Trust 2019. Mr. Prior serves as trustee for each trust and disclaims beneficial ownership of all shares held by the trusts.
(2)
Includes 42,671 shares owned by Justin D. Benincasa Revocable Trust, for which Mr. Benincasa serves as trustee.

(3)
Includes 20,433 shares held jointly with Mr. Kreisher’s spouse.

(4)
Includes 7,979 shares held jointly with Ms. Mabey’s spouse.

(5)
See footnotes (1) through (5).

(6)
Based on information contained in this holder’s schedule 13G/A filed with the SEC on February 4, 2022. Mr. C.B. Prior has sole voting and dispositive power with respect to 4,184,830 shares and shared voting and dispositive power with respect to 500 shares. The business address for Mr. C.B. Prior is 5521 Curacao Gade, St. Thomas, Virgin Islands 00802.

(7)
Based on information contained in this holder’s schedule 13G/A filed with the SEC on January 27, 2022, BlackRock, Inc. (“Blackrock”) has sole voting power with respect to 1,799,439 shares and sole dispositive power with respect to 1,834,772 shares. The address of Blackrock is 55 East 52nd Street, New York, New York 10055.

(8)
Based on information contained in this holder’s schedule 13G/A filed with the SEC on February 9, 2022, The Vanguard Group (“Vanguard”) does not have sole voting power with respect to any shares, shared voting power with respect to 8,956 shares, sole dispositive power with respect to 1,134,798 shares and shared dispositive power with respect to 17,865 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(9)
Based on information contained in this holder’s schedule 13G/A filed with the SEC on February 8, 2022, Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 1,126,808 shares and sole dispositive power with respect to 1,152,617 shares. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)
Based on information contained in this holder’s schedule 13G/A filed with the SEC on February 10, 2022, Global Alpha Capital Management Ltd. (“Global Alpha”) has sole voting power with respect to 823,097 shares and sole dispositive power with respect to 879,812 shares. The address of Global Alpha is1800 McGill College, Suite 1300, Montreal, Quebec, H3A 3J6, Canada.

PROPOSAL 1: ELECTION OF DIRECTORS
Stockholders are being asked to elect the following seven members to our Board to hold office until our next annual meeting of stockholders or until their respective successors are elected and qualified, subject to their earlier retirement, resignation or removal:
Bernard J. Bulkin
James S. Eisenstein
Richard J. Ganong
April V. Henry
Pamela F. Lenehan
Liane J. Pelletier
Michael T. Prior
Each nominee has consented to his or her nomination and is expected to stand for election. However, if any nominee is unable or unwilling to serve, proxies will be voted for a replacement candidate nominated by our Board. Biographical information for each of the nominees is set forth below under “Director and Nominee Experience and Qualifications.” Mr. John C. Kennedy will not stand for re-election at the Annual Meeting, and, accordingly, will cease to serve as a director following the Annual Meeting. The Board thanks him for his years of service.
Vote Required
Each director nominee must be elected by an affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote on such director nominee’s election. Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the elections.
If a director nominee does not receive a majority of the votes cast regarding his or her election, such nominee will be required to submit an irrevocable resignation to the Nominating and Corporate Governance Committee of the Board, and the committee will then make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board will then act on the resignation, taking into account the committee’s recommendation, and we will publicly disclose (by filing an appropriate disclosure with the SEC) the Board’s decision regarding the resignation within 90 days following certification of the election results. The committee in making its recommendation, and the Board in making its decision, each may consider any factors and other information that they consider appropriate and relevant.
Recommendation of our Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES.

DIRECTOR AND NOMINEE EXPERIENCE AND QUALIFICATIONS
Set forth below is biographical information about the nominees for director, each of whom is currently a director. All of the current directors’ present terms expire at the Annual Meeting.
Dr. Bernard J. Bulkin, 80, has been a director of ours since March 2016 and is a member of our Audit and Nominating and Corporate Governance Committees. Dr. Bulkin is also a shareholder director of a holding company for the Company’s renewable energy business operating under the “Vibrant” name in India. He held several senior management roles throughout his approximately twenty-year career at British Petroleum, including Director of the refining business, Vice President Environmental Affairs, and Chief Scientist, and left BP in 2003. He is currently a Director of K3Solar Ltd., VH-Global Sustainable Energy Opportunities Plc (LDN:GSEO) (Chairman), QLM Technology Ltd (Chairman) and ARQ Ltd. Dr. Bulkin has served on the boards of Severn Trent plc, Ludgate Investments Limited, HMN Colmworth Ltd., Chemrec AB and REAC Fuel AB, each a Swedish biofuel technology developer, and Ze-gen Corporation, a renewable energy company, and chaired the boards of two UK public companies: AEA Technology plc (from 2005 until 2009), and Pursuit Dynamics Plc (from 2011 until 2013). Dr. Bulkin served as Chair of the UK Office of Renewable Energy from 2010 until 2013, was a member of the FTSE Environmental Markets Advisory Committee (2010-2017) and has held several other UK government roles in sustainable energy and transport. He earned a B.S. in Chemistry from the Polytechnic Institute of Brooklyn and a Ph.D. in Physical Chemistry from Purdue University. Dr. Bulkin is Emeritus Professorial Fellow at the University of Cambridge and is the author of Crash Course (2015) and Solving Chemistry (2019). He was awarded the Honour of Officer of the Order of the British Empire (OBE) in the 2017 New Year Honours List.
Dr. Bulkin was selected to serve as a director on our Board due to his corporate board experience and his particular expertise in the field of renewable energy.
James S. Eisenstein, 63, has been a director of ours since October 2019 and is Chair of our Investment Committee and a member of our Audit and Compensation Committees. He is currently Chairman and Chief Executive Officer of Grupo TorreSur, a Latin American focused wireless tower company. Prior to co-founding Grupo TorreSur, Mr. Eisenstein was Chairman and Chief Executive Officer of Optasite Holding Company, Inc. from 2003 to 2008; Chief Executive Officer of Concourse Communications Group LLC in 2003 and Chief Operating Officer and, later, Chief Development Officer of American Tower Corporation from 1995 to 2003. Before co-founding American Tower, Mr. Eisenstein was a Partner and Chief Operating Officer of Amaturo Group, Ltd., the owner and operator of radio stations, from 1990 to 1995; was Deputy General Counsel of Home Shopping Network from 1988 to 1990; and an associate at Skadden, Arps, Slate, Meagher and Flom from 1986 to 1988 and at Vinson & Elkins from 1984 to 1986. He currently serves as a director of InterPrivate IV InfraTech Partners Inc. (Nasdaq: IPVIU), was Chairman of the Board of Directors at Eaton Towers, Ltd. until the end of 2019, at which time the company was sold, and was a member of the Board of Directors of CTI Towers, Inc. until the end of 2020, at which time the company was sold. He also served as a director of Nexamp, Inc. from 2011 to 2016. Mr. Eisenstein is a graduate of Georgetown University and holds an MBA from The Wharton School and a JD from the University of Pennsylvania Law School.
Mr. Eisenstein was selected to serve as a director on our Board due to his extensive management and transactional experience in the tower and telecommunications industries.
Richard J. Ganong, 58, has been a director of ours since June 2018 and is the Chair of our Compensation Committee and a member of our Investment and Nominating and Corporate Governance Committees. Mr. Ganong has more than 25 years of experience in the financial services industry with a focus on venture capital and hedge fund investing. He worked at the Tudor Investment Corporation, an internationally recognized diversified investment management firm, from 1993 to 2009, including as a Partner from 2000 to 2009, and was a founding General Partner of the Tudor Venture Group which managed a series of funds providing growth capital to private companies in various information technology industries. Mr. Ganong was the Senior Vice President of Development and Alumni Relations at Bowdoin College from 2014 to 2016 and most recently founded Five Pine Partners, an investment and advisory boutique. Mr. Ganong also is an emeritus member of the Board of Overseers at The Tuck School at Dartmouth. He is currently a member of the Board of Directors for The Maine Technology Institute, The Gulf of Maine Research Institute, and

LMCG Investments, LLC and the Secretary of the Gasparilla Island Conservation and Improvement Association. Mr. Ganong holds a Bachelor of Arts from Bowdoin College and an MBA from the Tuck School at Dartmouth.
Mr. Ganong was selected to serve as a director on our Board due to his extensive investment background and his corporate advisory experience.
April V. Henry, 52, has been a director since March 2022. She is the Founder and Managing Partner of Hawkeye Digital, a firm focused on driving revenue growth, core decision-making, and business and human capital transformation for companies at critical points in their growth cycles. In addition, Ms. Henry is currently Executive Vice President of Corporate Development for Science Inc. and Science Strategic Acquisition Corp. Alpha (Nasdaq: SSAA). Prior to her current roles, Ms. Henry was the Co-Founder and Chief Revenue Officer of equell, Inc. from 2018-2019, a Senior Vice President of Business Development at NBC Universal, LLC from 2016-2018, and the Chief of Staff of Development and Vice President of Corporate Development of Yahoo, Inc. from 2011- 2015. Prior to that, Ms. Henry spent a number of years in the early part of her career with Morgan Stanley as a research analyst covering telecommunications and technology companies, and held positions with Index Ventures and News Corporation. Ms. Henry is on the Advisory Board of Evalla Advisors LLC and a special advisor to S4 Capital, PLC. Ms. Henry received her undergraduate degree in Political Science from Columbia University.
Ms. Henry was selected to serve as a director on our Board due to her technology expertise and experience, with both smaller and larger companies, and her years sourcing and evaluating deals, mergers, acquisitions and strategic partnerships for major media companies. Ms. Henry was initially recommended to serve on our Board by Jack Kennedy, the Chair of our Nominating and Corporate Governance Committee.
Pamela F. Lenehan, 69, has been a director of ours since June 2020 and is the Chair of our Audit Committee. Ms. Lenehan spent more than 20 years in financial services. In June 2002, Ms. Lenehan founded Ridge Hill Consulting, LLC and has served as President since that time. Previously, she served as Chief Financial Officer of Convergent Networks, a high technology start-up and was Senior Vice President, Corporate Development and Treasurer of Oak Industries, a NYSE-listed manufacturer of telecommunications components. She also previously served as a Managing Director in Investment Banking for 14 years at Credit Suisse First Boston and started her career in corporate banking at Chase Manhattan Bank. Ms. Lenehan is also currently a director and chair of the audit committee of New Residential Investment Corp. (NYSE: NRZ), a director of the Center for Women & Enterprise, the National Association of Corporate Directors New England Chapter, and is co-chair of the Boston Chapter of Women Corporate Directors. Ms. Lenehan previously served on the boards of Monotype Imaging, Civitas Solutions, American Superconductor, Spartech Corporation and Avid Technology. Ms. Lenehan has a B.A. in Mathematical Economics, Cum Laude and with Honors, and a M.A. in Economics from Brown University. Ms. Lenehan holds a NACD Directorship Certification from the National Association of Corporate Directors.
Ms. Lenehan was selected to serve as a director on our Board due to her broad financial, operating and board experience and her qualification as a financial expert.
Liane J. Pelletier, 64, has been a director of ours since June 2012 and is the Independent Lead Director of our Board of Directors and a member of our Compensation Committee. Ms. Pelletier has over twenty-five years of experience in the telecommunications industry. From October 2003 through April 2011, she served as the Chief Executive Officer and Chairman of Alaska Communications Systems, and prior to that time served as the Senior Vice President of Corporate Strategy and Business Development for Sprint Corporation. Ms. Pelletier earned her M.S. in Management at the Sloan School of Business at the Massachusetts Institute of Technology and a B.A. in Economics, magna cum laude, from Wellesley College. Ms. Pelletier currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee of the Board of Expeditors International (Nasdaq: EXPD); is a board member and member of both the Audit and Compensation Committees of Frontdoor, Inc. (Nasdaq: FTDR); and is a board member and member of the Nominating and Corporate Governance Committee of Switch Inc. (NYSE: SWCH). Ms. Pelletier is a NACD Board Leadership Fellow and has earned the CERT Certificate in Cybersecurity Oversight from the Software Engineering Institute of Carnegie Mellon.
Ms. Pelletier was selected to serve as a director on our Board due to her expertise in the telecommunications industry, her history as a chief executive officer and her experience in guiding and advising on business strategy.

Michael T. Prior, 57, is the Chairman of the Board of Directors and has been our President and Chief Executive Officer since December 2005 and an officer of the Company since June 2003. He was elected to the Board in May 2008 and in addition to his role as Chairman, is also a member of our Investment Committee. Before joining the Company, Mr. Prior was a partner with Q Advisors LLC, a Denver based investment banking and financial advisory firm focused on the technology and telecommunications sectors. Mr. Prior began his career as a corporate attorney with Cleary Gottlieb Steen & Hamilton LLP in London and New York. He received a B.A. degree from Vassar College and a J.D. degree summa cum laude from Brooklyn Law School. Mr. Prior currently serves on the Board of Directors of the Competitive Carriers Association. In 2008, Mr. Prior was named Entrepreneur of the Year for the New England Region by Ernst & Young LLP and One of America’s Best CEOs by DeMarche Associates, Inc.
Mr. Prior was selected to serve as a director on our Board due to his long tenure as Chief Executive Officer of the Company and his broad experience in the telecommunications industry. In 2018, the Board determined that Mr. Prior’s extensive business and leadership experience made him the best candidate for Chairman of the Board.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
The Audit Committee of our Board has selected PricewaterhouseCoopers LLP as our independent auditor to perform the audits of our financial statements and of our internal control over financial reporting for the fiscal year ending December 31, 2022. In making its selection, the Audit Committee conducted a review of PricewaterhouseCoopers LLP’s performance, including consideration of the following:
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PricewaterhouseCoopers LLP’s performance on the audits, including the quality of the engagement team and the firm’s experience, client service, responsiveness and technical expertise;

•
The record of the firm against comparable accounting firms in various matters such as regulatory, litigation and accounting matters;

•
The firm’s financial strength and performance; and

•
The appropriateness of fees charged by the firm.

PricewaterhouseCoopers LLP was our independent auditor for the year ended December 31, 2021.
The Board recommends that stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditor. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Vote Required
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2022 requires the affirmative vote of a majority of the shares present, or represented by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will be considered to be votes present and entitled to vote on this proposal and, therefore, they will have the effect of a vote against this proposal. Banks, brokers and other nominees will be entitled to vote a customer’s shares in their discretion on this proposal, so there will be no broker non-votes on this proposal.
Recommendation of our Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR FOR 2022.

CORPORATE GOVERNANCE
General
The role of the Board is to ensure that we are managed for the long-term benefit of our stockholders. The Board periodically reviews and advises management with respect to our annual operating plans and strategic initiatives. The Board has adopted corporate governance principles to support compliance with all applicable corporate governance standards.
During the past year, we have reviewed our corporate governance practices in comparison to the practices of other public companies and to ensure they comport with guidance and interpretations provided by the SEC and the Nasdaq Stock Market (“Nasdaq”).
We have a written Code of Ethics that applies to all of our employees and agents, including, but not limited to, our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. Our Code of Ethics, Nominating and Corporate Governance Committee Charter, Compensation Committee Charter, Investment Committee Charter, and Audit Committee Charter are available on our website at ir.atni.com and may be obtained free of charge upon request by writing to us at ATN International, Inc., Attn: Secretary, 500 Cummings Center, Suite 2450, Beverly, MA 01915.
Board Leadership Structure
Our Board is committed to maintaining responsible and effective corporate governance and is focused on the interests of our stockholders. Our Board brings strong leadership and industry expertise to inform the management and direction of the Company on behalf of our stockholders. Management and the Board work together to focus the Board on questions of governance, succession and setting the Company’s overall operating and investment strategy.
Mr. Michael Prior, our Chief Executive Officer, has served as our Chairman since June 2018, and the Nominating and Corporate Governance Committee intends to nominate him to continue to serve in such role for the next year, assuming he is re-elected to the Board. In 2018, the Board determined that its leadership structure, including Mr. Prior’s serving as Chairman of the Board and Chief Executive Officer, together with each of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board, being chaired by, and entirely composed of, independent directors best served the Company and its stockholders. The Board does not have a policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer, as the Board believes it is in the best interests of the Company and our stockholders to make the determination as to who will serve as Chairman based on an assessment of the current needs of the Company and composition of the Board. Our Board believes that having the Chairman and Chief Executive Officer positions combined aligns corporate strategy development with management oversight of the Board process and, taken together with our Board’s Lead Independent Director role, is the appropriate leadership structure for us at this time.
Since the Chief Executive Officer and Chairman are combined, the Board determined to appoint a Lead Independent Director in 2018 and Liane J. Pelletier has served in the role since that time. Following this year’s Annual Meeting, the Board intends to appoint Dr. Bernard J. Bulkin as the Company’s Lead Independent Director to serve for a term of up to three years, assuming his re-election to the Board each year. The Lead Independent Director is an independent, non-employee director designated by the Board to serve in a lead capacity to coordinate the activities of the other non-employee directors, interface with and advise management, and perform such other duties as the Board may determine. Although the Board does not have a policy regarding the requirement to appoint a Lead Independent Director, it currently believes that in light of the combined roles of Chairman and Chief Executive Officer, it is appropriate for the Board to continue to have a Lead Independent Director. The Board’s practice has been that such role serves:
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to convene and chair meetings of independent directors at each Board meeting and as necessary in addition to regularly scheduled meetings;

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as a liaison between the Chief Executive Officer/Chairman and the independent directors, to provide feedback from executive sessions and keep the Board informed of other matters as necessary; and

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as a sounding board, if necessary, to the Chief Executive Officer/Chairman on Board agenda, materials and other matters.

Director Nomination Process
Our Nominating and Corporate Governance Committee considers director nominees, whether proposed by a stockholder or identified through the Company’s processes, in accordance with its charter and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee does not rely on a prescribed set of qualifications for director nominees but applies general criteria intended to ensure that the Board includes members with significant breadth of experience, knowledge and abilities as well as financial and industry expertise to assist the Board in performing its duties. Minimum qualifications for director nominees include:
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Nominees should have a reputation for integrity, honesty and adherence to high ethical standards;

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Nominees should have demonstrated business acumen, experience and the ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company, and should be willing and able to contribute positively to the decision-making process of the Board;

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Nominees should have a commitment to understanding the Company and its industries and to regularly attending and participating in meetings of the Board and its committees;

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Nominees should have an interest in and be capable of understanding the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; and

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Nominees should not have, nor appear to have, any conflicts of interest that could impair the nominee’s ability to represent the interests of all of the Company’s stockholders and to fulfill the responsibilities of a director.

Nominees will not be discriminated against on the basis of race, religion, national origin, gender, sexual orientation, disability or any other basis proscribed by law. Our Board believes that diversity among Board members in background, expertise and life experience is beneficial as it expands the range of perspectives brought to Board deliberations. Accordingly, our Nominating and Corporate Governance Committee also considers nominees based on their differences of viewpoint, professional experience, education, skill and other characteristics that are relevant to the current needs of the Company. In 2022, all of our directors elected to self-disclose certain gender identity and demographic background characteristics to disclose the diversity make up of our Board in line with Nasdaq’s Board Diversity Rule and as set forth in the table below. Although the Board chose to disclose in accordance with these guidelines, the Board values the diverse viewpoints and skillsets of all its Board members.
Board Diversity Matrix (As of April 28, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	—
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

The re-nomination of existing directors is not viewed by our Nominating and Corporate Governance Committee as automatic, but instead is based on continuing qualification under the criteria set forth above. In addition, the Nominating and Corporate Governance Committee evaluates the performance of existing directors on the Board and any applicable committees, which includes consideration of the results of the Board’s biannual self-assessment process as well as the extent to which the directors undertook continuing director education. Our Board requires that the backgrounds and qualifications of the directors considered as a group provide a significant breadth of experience, knowledge and abilities that assist the Board in fulfilling its responsibilities. In determining the array of skills and attributes relevant to the Company, the Nominating and Corporate Governance Committee maintains a matrix of all skills and attributes represented by current directors and director nominees, as summarized below:
Leadership experience. Directors who have held significant corporate leadership positions bring valuable knowledge of organization, controls, strategy and risk management, and can provide insight as to how to drive change and growth. More than half of our directors have CEO experience, with most of the Board also including experience in general management, finance, operations, technology, or business development. Our skills matrix also tracks past and current director roles on other corporate boards and committees, ensuring we have the right mix of experience to advise and oversee the Company’s executive management.	Finance experience. We believe that as a public company, our Board must have an understanding of our financial reporting processes, risk management policies, and the way we measure our operating and strategic performance by reference to financial goals. Our current slate of director nominees includes a director who qualifies as an “audit committee financial expert” as defined in applicable SEC rules, and we expect all of our directors to be financially knowledgeable.
Industry experience. We seek to have directors with experience as executives, directors or in other leadership positions in the industries in which we operate and target for growth. For example, we specifically seek directors with experience in the communications industry.	Board Tenure. We seek to vary the tenure of the directors on our Board, which we believe allows us to preserve continuity of oversight while introducing new insights to our group. In order to accomplish this, our Board engages in succession planning with respect to its current slate of directors, and seeks to maintain a roster of prospective Board nominees in the near- and mid-term. Our independent director nominees currently have an average tenure of 4.2 years.
In addition to the qualifications and considerations set forth above, in considering candidates for nomination to recommend to the full Board, our Nominating and Corporate Governance Committee also is mindful of the requirements of Nasdaq and the SEC that a majority of the Board be composed of “independent” directors. Prior to making any nomination, our Nominating and Corporate Governance undergoes a rigorous review of a candidate’s background, engages in several in person meetings with our Chairman as well as the Chair and other members of our Nominating and Corporate Governance Committee, and typically conducts a background check. Our Nominating and Corporate Governance Committee then recommends director nominees to the Board for its consideration.
Board Refreshment
Over the past five years, our Board has undergone significant change as part of a conscious effort, led by the Nominating and Corporate Governance Committee, to refresh the Board and augment its composition with fresh, diverse perspectives and complementary skills and experiences that are aligned with the Company’s long-term strategy. In total, our Board has added four new directors—comprising a majority of the independent directors of the Board -since 2017, with two longer-tenured directors stepping down during that time.

The graphics below illustrate the efficacy of our Board refreshment in reducing the average tenure and age of the Board and enhancing the Board’s gender diversity:

Average Tenure
10.9
5.4
2017
2022
Average Age
68.7
62.3
2017
2022
% Women
38%
14%
2017
2022

In selecting director nominees pursuant to the Corporate Governance Guidelines, our Nominating and Corporate Governance Committee considers candidates submitted by stockholders and evaluates such candidates in the same manner and using the same criteria as all other director nominee candidates. To submit a director nominee candidate, stockholders should submit the following information: (a) the candidate’s name, age and address, (b) a brief statement of the reasons the candidate would be an effective director, (c) the candidate’s principal occupation or employment for the past five years and information about any positions on the board of directors of other companies held by the candidate, (d) any business or other significant relationship the candidate has had with us and (e) the name and address of the stockholder making the submission. Our Nominating and Corporate Governance Committee may also seek additional information regarding the director nominee candidate and the stockholder making the submission. All submissions of director nominee candidates made by stockholders should be sent to ATN International, Inc., Attn: Nominating and Corporate Governance Committee, 500 Cummings Center, Suite 2450, Beverly, MA 01915 and must comply with applicable timing requirements.
Determination of Independence
Nasdaq rules require that a majority of our directors be “independent” and that we maintain a minimum three-person audit committee and a two-person compensation committee whose members satisfy heightened independence requirements. Pursuant to Nasdaq rules, independence is evaluated using both a subjective test and various objective standards, such as that the director is not an employee of the Company. Under the subjective test, a director qualifies as “independent” if our Board, upon the recommendation of our Nominating and Corporate Governance Committee and after evaluating the objective standards referenced above, affirmatively determines that the director does not have a relationship with us, an affiliate of ours, or otherwise that, in the opinion of the Board, would interfere with the exercise of independent judgment in discharging his or her duties as a director.
Our Nominating and Corporate Governance Committee and the Board have determined that all of our current directors and director nominees, with the exception of Mr. Prior, are independent for purposes of applicable SEC and Nasdaq rules.
Risk Management and Risk Assessment
Our Audit Committee has primary responsibility for the oversight of risk management and risk assessment, including the Company’s major financial risk exposures, business continuity risks, cyber security risks and the steps management has undertaken to control such risks. Our Board remains actively involved in such oversight of risk management and assessment and receives periodic presentations from our executive officers and certain of their direct reports, as the Board may deem appropriate. This includes discussions of the Company’s balance sheet and capital structure in light of potential capital needs and projections of operating cash flows and the risks to such cash flows. While the Board maintains oversight responsibility, management is responsible for the day-to-day risk management processes and makes detailed recommendations on sources and uses of capital. The Board believes this division of responsibility is the most effective approach for addressing the risks facing the Company. As a general matter, management and the Board seek to mitigate major risks to the Company’s financial condition by striving to maintain a level of debt to annual operating cash flows that allows the Company to survive short-term unforeseen reductions in cash flow or unanticipated large capital spending needs.
For the year ended December 31, 2021, the Compensation Committee, in consultation with the Chairman and CEO, reviewed the Company’s compensation policies and practices for employees generally as they relate to risk management. As part of this process, the Compensation Committee reviewed the Company’s cash and equity incentive compensation plans and practices applicable to all employees to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, the following mitigating features of the Company’s incentive compensation programs were considered: (i) the Company’s focus on multiple year vesting periods for all equity compensation, including the restricted stock unit awards made for 2021 achievements; (ii) management’s practice of conservative awards of annual cash bonus payments; (iii) the relatively low level and intermittent awards of stock options to senior management; and (iv) the use of restricted stock and restricted stock unit awards to encourage management to balance “upside” and “downside” risk. While the Compensation Committee did not identify changes to its compensation programs specifically needed to mitigate risk, the Compensation Committee also determined this year to introduce performance-based vesting for a number of restricted stock units that are intended to further align the compensation of the Company’s senior management with stockholder returns over a multi-year period. For more information about the Company’s award of performance stock units, please see “Executive Compensation—Compensation Discussion and Analysis—Annual Cash and Equity Bonus.”
Communications from Stockholders and Other Interested Parties
To communicate with our Audit Committee regarding issues or complaints about questionable accounting, internal accounting controls or auditing matters, contact the Audit Committee by writing to Audit Committee, ATN International, Inc., 500 Cummings Center, Suite 2450, Beverly, MA 01915.
To send communications to the Board or to individual directors, stockholders should write to Board of Directors, ATN International, Inc., 500 Cummings Center, Suite 2450, Beverly, MA 01915. All communications received (other than advertisements and similar items) will be directly sent to the Board or to individual members of our Board, as addressed.
Board of Directors’ Meetings and Committees
During 2021, our Board met nine times. In 2021, no director attended fewer than 75% of the meetings of the Board and the meetings of the committee(s) on which he or she served. Although we do not have a policy requiring our directors to attend the Annual Meeting, all of our then-current directors attended last year’s annual meeting of stockholders.
Our Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Investment Committee. The current membership of each committee is as follows:
Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee
Pamela F. Lenehan, Chair	Richard J. Ganong, Chair	John C. Kennedy, Chair	James S. Eisenstein, Chair
Dr. Bernard J. Bulkin	James S. Eisenstein	Richard J. Ganong	Richard J. Ganong
James S. Eisenstein	Liane J. Pelletier	Dr. Bernard J. Bulkin	Michael T. Prior

All members of these committees, other than Mr. Prior, are independent as defined in applicable Nasdaq rules.
Audit Committee
During 2021, the Audit Committee met eight times, including several sessions at such meetings without members of management or the Company’s independent auditors. Our Audit Committee operates under a written charter that satisfies the applicable standards of Nasdaq and is available on our website at ir.atni.com. The functions of the Audit Committee include:
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Appointing, approving the compensation of, evaluating and overseeing our independent auditor;

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Reviewing with our independent auditor the plan and scope of the audit, its status during the year and any recommendations the independent auditor may have for improving or changing the audit and control environment;

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Pre-approving the services provided by our independent auditor;

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Overseeing the Company’s internal audit department and its review and testing of the Company’s internal control policies, systems and procedures;

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Discussing with management and our independent auditor the adequacy of internal accounting and financial controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters that any of them considers to be of importance;

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Reviewing our accounting principles, policies and practices and financial reporting policies and practices;

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Reviewing our Code of Ethics, the Audit Committee Charter, the Internal Audit Department Charter and any other relevant Company policies and overseeing other compliance matters;

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Reviewing and evaluating the effectiveness of the Company’s risk assessment and risk management policies and processes, including with respect to cyber security and environmental risks, and reporting to the Board thereon;

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Reviewing and, if appropriate, approving related party transactions entered into by the Company;

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Reviewing, prior to publication or filing, our annual audited financial statements, quarterly earnings releases and the disclosures that are to be included in our reports on Form 10-Q and Form 10-K, as well as such other information as the Committee deems desirable; and

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Undertaking other duties as assigned by our Board.

Our Board has determined that each current member of the Audit Committee meets the financial literacy requirements of Nasdaq. It has also determined that Ms. Lenehan, who is currently the Chair of the Audit Committee, qualifies as an “audit committee financial expert” under the rules of the SEC and meet the financial sophistication requirements of Nasdaq. In addition, our Nominating and Corporate Governance Committee has determined that each of the current members of our Audit Committee is independent under applicable Nasdaq and SEC rules for audit committee members.
Compensation Committee
The Compensation Committee met three times during 2021 and once in 2022 to discuss executive compensation for the 2021 year, and the Chair of the Compensation Committee met several times with the Chief Executive Officer as well. Our Compensation Committee operates under a written charter that satisfies the applicable standards of Nasdaq and is available on our website at ir.atni.com. The functions of the Compensation Committee include:
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Reviewing and determining the compensation of our Chief Executive Officer and our other executive officers;

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Reviewing with the Chief Executive Officer the compensation of the managers of the Company’s key operating units;

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Reviewing the Company’s cash and equity incentive compensation plans and practices applicable to all employees to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking and reporting such findings to the Board;

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Reviewing and discussing with management our Compensation Discussion and Analysis to be included in our Proxy Statement;

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Developing, administering and taking all action required or permitted to be taken by the Board under our stock-based incentive plan;

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Reviewing and recommending to the Board the compensation of our directors;

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Reviewing and making recommendations to the Board regarding the level, coverage, and competitiveness (based on industry data) of our compensation (including salary and bonus), incentives (both current and long-term), benefits (including profit sharing, group health coverage, disability coverage and life insurance benefits, and use of our stock in option, bonus, or appreciation arrangements), and other perquisites;

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Retaining and working with compensation consultants or other advisors as the Compensation Committee may deem appropriate to carry out its responsibilities;

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Considering the results of the most recent stockholder advisory vote on executive compensation and recommending to the Board for approval the frequency with which the Company will conduct such vote;

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Overseeing the Company’s progress on its objectives with respect to human capital management;

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Reviewing the Compensation Committee Charter; and

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Undertaking such other functions as are assigned to the Compensation Committee by the Board.

The Compensation Committee meets several times each year to carry out these responsibilities. The Compensation Committee begins its analysis by reviewing the compensation trends and practices of the Company’s identified peer group as well as any other entities that the Compensation Committee may deem relevant against the current compensation of the Company’s Chief Executive Officer and the Company’s other executive officers. This year, the Compensation Committee again retained Compensia, Inc. (“Compensia”), a compensation consultant, to re-evaluate and make recommendations as to the Company’s peer group as well as to consult on executive and director compensation trends. Following this review, the Chief Executive Officer typically meets with the Chair of the Compensation Committee to discuss the draft compensation recommendations, performance analysis and future objectives of each of the executive officers of the Company and finalize, with the Chair, a memorandum detailing the Company’s performance and individual executive officer performance for the year before providing it to the Compensation Committee. Upon the request of the Compensation Committee, the Chief Executive Officer may engage in a detailed discussion of the performance of an executive officer or a manager of the Company’s key operating units. The Compensation Committee has been authorized by the Board to delegate to the Chief Executive Officer the power to make limited awards under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) to employees of the Company. Our Board and our Nominating and Corporate Governance Committee have determined that each of the current members of our Compensation Committee is independent under applicable Nasdaq and SEC rules for compensation committee members.
The Compensation Committee determines the compensation of the Chief Executive Officer in an executive session following its review of the Chief Executive Officer’s performance against his goals for the year, the growth and performance of the Company, his leadership skills for the previous year, his self-evaluation for the prior year’s performance, and any other relevant factors.
For further information about the Compensation Committee’s practices, please see “Compensation Discussion and Analysis,” under “Executive Officer Compensation,” below.
Compensation Committee Interlocks and Insider Participation
During or prior to the fiscal year ended December 31, 2021, no member of our Compensation Committee was an officer or employee of ours or our subsidiaries or, to our knowledge, had relationships requiring disclosure under the SEC rules. In making these statements, we have relied in part upon representations of those directors.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of our Board met four times in 2021. Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of Nasdaq and is available on our website. The functions of the Nominating and Corporate Governance Committee include:
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Recommending to the Board the persons to be considered for nomination for election as directors at any meeting of stockholders and the persons (if any) to be elected by the Board to fill any vacancies on the Board;

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Determining the independence of any director or director nominee to our Board;

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Recommending to the Board the directors to be appointed to each committee of the Board;

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Reviewing and making recommendations to the Board regarding any stockholder proposals submitted to the Company pertaining to Board governance and director nominations;

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Developing and making recommendations to the Board regarding changes to our Corporate Governance Guidelines;

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Overseeing periodic Board self-evaluations;

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Reviewing and reporting to the Board concerning the Company’s corporate responsibility and sustainability efforts, including the impact of environmental and social issues on the Company; and

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Undertaking such other functions as are assigned to the Nominating and Corporate Governance Committee by the Board.

Our Board has determined that each of the current members of the Nominating and Corporate Governance Committee is independent under applicable Nasdaq and SEC rules.

INDEPENDENT AUDITOR
PricewaterhouseCoopers LLP has audited our financial statements since 2002. Our Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent auditor for 2022 and we are asking stockholders to ratify this appointment in Proposal 2. The services provided by PricewaterhouseCoopers LLP in 2022 are expected to include, in addition to performing the consolidated audit, audits of certain subsidiaries; reviews of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, we may file with the SEC; and consultation on accounting, financial reporting, tax and related matters. A representative of PricewaterhouseCoopers LLP is expected to be at the Annual Meeting and will have an opportunity to make a statement and respond to questions.
Independent Auditor Fees and Services
The following table presents the aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2021, and 2020:
	2021	2020
Audit Fees(1)	$4,691,700	$3,259,000
Tax Fees(2)	15,000	90,000
All Other Fees(3)	10,400	6,700
Total Fees	$4,717,100	$3,355,700

(1)
Represents fees for professional services rendered for the audits of our consolidated financial statements, audits of certain subsidiaries and assistance with various documents filed with the SEC. Fees for 2021 also include the audit of the opening balance sheet and related purchase accounting associated with our acquisition of Alaska Communications.

(2)
Represents fees for tax compliance and consulting services.

(3)
Represents fees for compensation surveys and access to online technical accounting and reporting research materials.

Audit Committee Pre-Approval Policy and Procedures
In accordance with its written charter, our Audit Committee pre-approves all audit and permissible non-audit services, including the scope of contemplated services and the related fees that are to be performed by PricewaterhouseCoopers LLP, our independent auditor. The Audit Committee’s pre-approval of permissible non-audit services involves consideration of the impact of providing such services on PricewaterhouseCoopers LLP’s independence. The Audit Committee is also responsible for ensuring that any approved non-audit services are disclosed to stockholders in our reports filed with the SEC.
Audit Committee Report
As members of the Audit Committee of the Board of Directors of ATN International, Inc., we have reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2021.
The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statement of Auditing Standard No. 1301.
The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, discussed PricewaterhouseCoopers LLP’s independence with PricewaterhouseCoopers LLP and satisfied itself as to PricewaterhouseCoopers LLP’s independence.
We have also concluded that the provision of services by PricewaterhouseCoopers LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 was compatible with maintaining the independence of PricewaterhouseCoopers LLP.
Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2021.
By the Audit Committee
Pamela F. Lenehan, Chair
Dr. Bernard J. Bulkin
James S. Eisenstein

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of April 28, 2022.
Name	Age	Position
Michael T. Prior	57	Chairman, President, Chief Executive Officer and Director
Justin D. Benincasa	60	Chief Financial Officer
Brad W. Martin	46	Chief Operating Officer
Mary M. Mabey	40	Senior Vice President, General Counsel and Secretary
Executive Officers
Michael T. Prior. Mr. Prior’s biography appears in the section entitled “Director and Nominee Experience and Qualifications” herein.
Justin D. Benincasa is our Chief Financial Officer. Prior to joining us in May 2006, Mr. Benincasa was a Principal at Windover Development, LLC since 2004. From 1998 to 2004, he was Executive Vice President of Finance and Administration at American Tower Corporation, a leading wireless and broadcast communications infrastructure company, where he managed finance and accounting, treasury, IT, tax, lease administration and property management. Prior to that, he was Vice President and Corporate Controller at American Radio Systems Corporation and held accounting and finance positions at American Cablesystems Corporation. Mr. Benincasa holds an M.B.A. from Bentley University and a Bachelor of Arts from the University of Massachusetts.
Brad W. Martin was promoted to Chief Operating Officer in 2021. Prior to joining us in April 2018 as our Executive Vice President, Operations, he previously served as Chief Operating Officer for Senet Inc., a leading “low power wide area” network (“LPWAN”) operator and global service provider. From 2013 through 2015, Mr. Martin served as Senior Vice President and Chief Quality Officer with Extreme Networks, a global leader in software-driven networking solutions for enterprise and service provider customers. From 2008 to 2013, Mr. Martin served as Vice President of Engineering Operations and Quality with Siemens Enterprise Communications and Enterasys Networks, delivering voice and data networking hardware and software solutions to global enterprises. Mr. Martin holds a Bachelor of Science, Mechanical Engineering from the University of Maine.
Mary M. Mabey is our Senior Vice President, General Counsel and Secretary. Ms. Mabey joined the Company’s legal department in 2009 and was appointed General Counsel in March 2018, previously serving as our Deputy General Counsel. Prior to joining us, Ms. Mabey was with the law firm of Edwards Angell Palmer & Dodge LLP (now Locke Lord LLP) in Boston, Massachusetts, where she advised public and private companies in domestic and international transactions on corporate and securities law matters, merger, acquisition and financing transactions, corporate governance, and other general corporate matters. Ms. Mabey received a Bachelor of Arts from the University of Notre Dame and a Juris Doctor from the University of Texas School of Law.

EXECUTIVE OFFICER COMPENSATION
Compensation Discussion and Analysis
Our Compensation Committee has responsibility for establishing, implementing and maintaining the compensation program for our executive officers. For the purposes of this Compensation Discussion and Analysis, “named executive officers” and “executives” refers to the individuals who served as our Chief Executive Officer and Chief Financial Officer during the fiscal year ended December 31, 2021, as well as the other individuals included in the Summary Compensation Table below.
Compensation Philosophy
The primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success and to maintain a reasonably competitive compensation structure as compared with similarly situated companies. We seek to align compensation with the achievement of business objectives and individual and Company performance. The annual cash bonus opportunity together with equity compensation that we provide our executive officers are our main incentive compensation tools to accomplish this alignment, as described below.
A core principle of our compensation philosophy to date is that a successful compensation program requires the application of judgment and subjective determinations of individual performance. With respect to our annual cash bonus opportunity, while we do assign an indicative weight to individual and general Company performance in determining an executive officer’s compensation, we do not apply a strictly formulaic or mathematical approach to our compensation program. With respect to the equity component of executive compensation, in 2021 the Compensation Committee decided to introduce performance stock units as part of the long-term incentive compensation for senior management. The committee took this action to increase alignment between stockholders and senior management with respect to stockholder returns. The committee also recognized that the majority of the Company’s peer group have a component of performance equity included in their compensation plans for executives.
For 2022, the committee took the same approach, and accordingly, equity grants to executive officers made in March 2022 for 2021 performance were split equally between time vested restricted stock units and time and performance vested performance stock units. A description of the terms of the restricted stock units and performance stock units can be found in the “Annual Cash and Equity Bonuses—Annual Equity Awards” discussion on page 27 and relating to all long-term equity grants can be found in the “Grants of Plan-Based Awards” table located on page 34 of this proxy statement.
With respect to other elements of compensation, our Compensation Committee retains discretion to apply its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program and the overall performance and condition of the Company at the time final compensation decisions are made. We believe that our relatively lean management structure, the level of communications between our Board and our senior management team and our corporate culture make this approach an effective method of determining compensation and protecting stockholder interests.
Our Compensation Committee does consider the compensation of executive officers at other companies in order to assess the compensation that we offer our executive officers, as discussed below.
Role of Compensation Consultant
Our Compensation Committee has retained the advisory services of Compensia, a national executive compensation consulting firm. For the past six years, Compensia has assisted the Compensation Committee with the identification of a relevant peer group and competitive market compensation data regarding the compensation of our named executive officers and directors as compared with the peer group. Compensia does not generally provide any other services to the Compensation Committee, except as may be requested from time to time with respect to specific matters and as described below.
In 2021, the Compensation Committee asked Compensia to gather peer group data, give advice on any possible changes to the peer group based on that data, advise on the structure of a performance stock unit award program, and update the Compensation Committee on recent or pending changes to the rules and industry trends on executive compensation.
Compensia works at the direction of, and reports directly to, the Compensation Committee, which may replace the compensation consultant or hire additional advisors at any time. Compensia does not perform any services for the Company unless directed to do so by the Compensation Committee. Based on an analysis of the various factors set forth in the rules of the SEC, the Compensation Committee does not believe that its relationship with Compensia or the work of Compensia on behalf of the Compensation Committee have raised any conflicts of interest, and the Compensation Committee believes that Compensia is independent.
External Sources
Generally, we seek to offer executive compensation that is reasonably competitive with telecommunications companies of a similar size. Defining a relevant “peer group” for us has been historically difficult because we have the complexity and geographic diversity (and attendant travel demands) of large multi-national companies but have similar total revenues and market capitalization to companies that tend to be focused on a very limited geographic area and provide limited services. Nonetheless, we believe that comparisons to certain other companies can provide us with useful information regarding appropriate compensation of our named executive officers and directors.
For 2021, our Compensation Committee referred to the executive compensation paid at the following group of companies:
8 x 8	Gogo	RingCentral
Bandwidth Inc.	IDT	Shenandoah Telecommunications
Brightcove	Limelight	Switch Inc.
Cincinnati Bell	ORBCOMM Inc.	Wide Open West
Cogent Communications	Pattern Energy Group	Vonage Holdings
Consolidated Communications
Our Compensation Committee believes that these companies provide it with helpful indicators of competitive executive compensation levels and pay mix because, as a group, they had the following characteristics that are similar to ours: (1) they are primarily telecommunications companies; (2) several of them have both wireless and wireline operations; (3) several of them are of similar size to the Company; and (4) several have a mix of domestic and international operations. However, finding close peers for the Company is difficult because the Company’s diverse group of operations in wide-ranging international and domestic geographies adds a level of complexity above that of the Company’s single-market or single-industry peers. This year, the Compensation Committee determined to make certain changes to the Company’s peer group, such as removing Boingo Wireless, which was acquired, and replacing Iridium Communications and ViaSat with Brightcove, IDT, Limelight and Wide Open West to better align to the relative size of the Company as well as its diversity and reach of operations. Our Compensation Committee regards comparisons of us to these companies as reference points only—as such, we did not seek to establish any firm benchmark in reference to these companies or to require changes in our executive compensation to match changes in those companies’ compensation.
Role of Chief Executive Officer in Compensation Decisions
At the end of the year, our Chief Executive Officer evaluates the performance of our other named executive officers and makes compensation recommendations to our Compensation Committee based upon those evaluations. Our Board has delegated to our Compensation Committee full discretion in its determination of the compensation to be paid to our Chief Executive Officer and our other named executive officers, including discretion to modify the recommendations of our Chief Executive Officer in determining the type and amounts of compensation paid to each named executive officer. The Compensation Committee interacts directly with the Chief Executive Officer to evaluate his performance, in addition to conducting its own independent assessment of his performance and the performance of the Company during the year.

Elements of Compensation
Overview
Our executive compensation program is focused on three separate elements:
•
base salary;

•
annual cash bonuses; and

•
equity awards.

Other than as described below, our Compensation Committee does not have any specific policies or targets for the allocation or “pay mix” of these compensation elements.
Base Salary
We seek to set the base salary of each executive at a level that is competitive, taking into account the overall compensation history of the particular executive and our other executives and the base salaries paid by similarly situated companies for such roles. In addition to merit-based changes when warranted, our Compensation Committee generally believes that base salaries should increase annually at a rate that is generally commensurate with cost-of-living adjustments, as represented by indicators like the Consumer Price Index. In addition to merit-based changes, larger increases (or decreases) may be made based on a change in the responsibilities of the executive. Factors such as the expansion or contraction of the Company and the financial condition and prospects of the Company may also influence annual salary adjustments. From time to time, comparative market factors also may cause the Compensation Committee to make increases above or below the normal cost-of-living adjustment.
Below is a chart showing the base salary rates for 2020 for our named executive officers, in comparison to those in effect in 2021. For 2021, the Committee decided to provide basic cost-of-living increases for Messrs. Prior, Benincasa, and Ms. Mabey. In March 2021, Mr. Martin was promoted to Chief Operating Officer and the Board recognized that promotion by increasing his annual base salary to reflect his additional responsibilities.
Named Executive Officer	2021	2020	Annualized Percent Change from 2020
Michael T. Prior	$661,000	$645,000	2.5%
Justin D. Benincasa	$398,000	$390,000	2.1%
Brad W. Martin	$365,000	$335,000	9.0%
Mary M. Mabey	$285,000	$275,000	3.6%
On January 15, 2021, Mr. Kreisher agreed to reduce his responsibilities to the Company and as of that date, no longer served in a role as an executive officer of the Company. Accordingly, his salary was reduced from $282,000 to $210,000 and his 2021 bonus opportunity was decreased from 50% to 35% of his base salary for the 2021 year in connection with his reduced role. Mr. Kreisher was awarded 3,400 restricted stock units in 2022 in recognition of his performance in 2021.
Annual Cash and Equity Bonuses
Annual Cash Bonus
We believe that a substantial bonus opportunity, as measured as a percentage of the executive’s base salary, motivates executive performance because it makes a significant amount of the executive’s overall compensation contingent upon individual and Company performance. Further, such approach enables the Company to avoid a higher fixed cost of annual base salaries and gives us the ability to control a major piece of compensation expense if the Company ever experiences a business reversal.

For 2021, the annual bonus opportunity for each of our named executive officers was as follows:
Named Executive Officer	2021 Annual Bonus Opportunity Expressed as % of Base Salary
Michael T. Prior	100%
Justin D. Benincasa	75%
Brad W. Martin	75%
Mary M. Mabey	50%
At the end of the year, the Compensation Committee makes an overall assessment of the quality of each named executive officer’s performance during the year. For named executive officers other than the Chief Executive Officer, this assessment is based largely on discussions between the Compensation Committee and the Chief Executive Officer. As noted above, the Compensation Committee interacts directly with the Chief Executive Officer to evaluate his performance, in addition to conducting its own independent assessment of his performance and the performance of the Company during the year. In recognition of his promotion to Chief Operating Officer, Mr. Martin’s target bonus opportunity was increased in March 2021 from 60% to 75%. The target amounts of the bonuses for all other executive officers for the 2021 year were unchanged from 2020 levels, based upon the Compensation Committee’s assessment that such targets were reasonable and appropriate for such executive officers
Although broad performance objectives are identified at the beginning of each year as a means to align individual behavior with Company objectives, it is communicated to each executive that the Compensation Committee always has the full discretion to determine the extent to which bonuses will be paid or not, regardless of the achievement of any such objectives. For named executive officers, the actual amount of annual cash bonus awarded for 2021 was based on a review of a number of factors that are each assigned a recommended weight for each executive, which varies based on the roles and duties of each individual. In general, the Compensation Committee believes that annual bonuses should be tied to overall Company performance such as significant strategic developments (as assessed by the Compensation Committee) and financial performance, particularly for the most senior members of our management team, such as our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer.
Our corporate performance has historically been reviewed by reference to year-over-year consolidated Company performance and our Compensation Committee will take note of additional significant overall Company achievements or weaknesses which may or may not have impacted or been reflected in the Company’s financial or operational results. For 2021, the weight assigned to each performance factor generally ranged from approximately 35-50% for Company operational and financial performance, 35-50% for individual achievements, including accomplishment of individual goals set for the 2021 fiscal year, and 15% for general individual performance, including overall quality of the individual’s work performance throughout the year. While these weight ranges are presented to the Compensation Committee by our Chief Executive Officer as a guide in connection with his assessment of our executives’ performance during the year, actual bonus awards are subject to the Compensation Committee’s discretion to increase or decrease such amount or weight range for each performance metric based on the Compensation Committee’s review of each individual’s performance and relevant job responsibilities. For the Chief Executive Officer, the Committee generally assigns a higher weight to Company performance than the foregoing range indicates.
Typically, the Company has paid bonuses at levels at or below the target opportunity with the Compensation Committee treating the target bonus opportunity percentage as more of a ceiling in most years. For 2021, we paid the annual bonuses to our named executive officers described under the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the reasons described below.
Michael Prior, our Chief Executive Officer, was paid an annual bonus of $522,000, representing 79% of his 2021 annual target bonus opportunity. In determining the annual bonus and annual equity award for the Chief Executive Officer, and, to a lesser extent, all named executive officers, the Compensation Committee considered a number of factors, including (i) actual performance against the Company’s financial plan for the year, (ii) the integration of a new acquisition which closed in July, Alaska Communications Systems, Inc.

(“ACS”), (iii) strategic initiatives pursued for the Company’s operating companies, (iv) progress by the Company on key operational objectives, (v) attracting new investors by conveying the Company’s strengths and strategic positioning; and (vi) the performance of the Company’s stock for the year when compared to others in the industry.
In reviewing with the Chief Executive Officer the recommendations for annual bonuses to be paid to the other executives, the Compensation Committee considered each named executive officer’s contribution to achieving the Company’s financial performance and strategic goals, using the weight ranges described above as a general guide.
Justin Benincasa, our Chief Financial Officer, was paid an annual bonus of $252,000, or 84% of his 2021 annual target bonus opportunity. The Compensation Committee noted, among other things, in recognizing his performance for the 2021 year: his work integrating and closing the ACS acquisition including the alignment of accounting and the finalization, arrangement, and closing of critical debt financing, and managing expenses towards positive consolidated financial results.
Brad Martin was promoted from Executive Vice President, Operations to Chief Operating Officer in March 2021. Mr. Martin was awarded an annual bonus of $232,000, or approximately 85% of his annual bonus opportunity for 2021. Among other things, the Compensation Committee considered: (i) his operational leadership and success in strengthening and augmenting the Company’s subsidiary leadership, (ii) his role in ensuring a smooth operational close and integration plan with respect to ACS, and (iii) his support and conceptual contributions to the Company’s expansion of critical digital infrastructure across multiple markets.
The Compensation Committee determined to pay Mary Mabey, the Company’s Senior Vice President and General Counsel, $120,000, or 84% of her 2021 annual target bonus opportunity, reflecting her work in ensuring a smooth and timely close of the ACS acquisition.
The Compensation Committee determined to pay William F. Kreisher $64,000, or 87% of his 2021 annual target bonus opportunity, reflecting his work on the ACS acquisition and a number of other matters.
Annual Equity Awards
Under our 2008 Plan, we may grant stock options, restricted stock and other equity awards to our directors, consultants and employees, including our named executive officers. Awards made under the 2008 Plan may be granted subject to conditions and restrictions, including vesting requirements, achievement of performance goals and forfeiture and recapture of shares upon certain events. Our Compensation Committee, composed entirely of independent non-employee directors, grants awards to our employees under our 2008 Plan. Our Chief Executive Officer also has authority to make limited grants under the 2008 Plan to employees of the Company.
In addition to annual equity awards to our officers, we have awarded significant equity compensation in connection with the hiring or promotions of named executive officers. For new hires, the awards typically are made at the next regularly scheduled Compensation Committee meeting following the hire or promotion. In general, we have awarded restricted stock and stock options with time-based vesting schedules of four years, and, in the case of stock options, having a term of 10 years. Since 2013, the majority of the equity awards granted by the Compensation Committee have been in the form of restricted stock and restricted stock units and the Compensation Committee has not granted option awards to our named executive officers during that period.
In 2021, after reviewing the practices of the Company’s peers and the broader market and taking into account a year in which the Company’s common stock underperformed the broader market, the Compensation Committee decided to introduce performance stock units as an element of long-term incentive compensation for executive officers. At the same time, the committee decided to reduce awards of strictly time-vested restricted stock units—both in absolute terms and as a relative portion of an executive’s total compensation potential. The Compensation Committee believes that this change results in better alignment between executive compensation and stockholder returns and with a three-year “cliff” vesting period for the performance stock units, does not encourage undue risk taking or a short-term planning horizon.

Accordingly, half of the annual equity compensation award to each executive officer in March 2022 was composed of performance stock units (based on target level of performance) and half was composed of restricted stock units. As in the past, the restricted stock units vest ratably over four years on each anniversary of the grant date. The performance stock units vest after the end of the three-year performance period, with the actual number of shares to vest and be issued following vesting based on the relative returns earned by the Company’s stockholders during the performance period compared to the returns earned by the broader market of “small cap” stocks that comprise the Russell 2000 Index, as described in more detail below.
Pursuant to the terms of our performance stock unit award agreement, the Company issued a target number of performance stock units on March 25, 2022, with the actual number of performance stock units earned to be determined by comparing the Company’s total stockholder return (“TSR”) over a three-year period ending March 25, 2025 to the total shareholder return of the Russell 2000 Index for the same period. The relative performance is calculated based on the average closing prices for the 40-day trading period immediately preceding and including each of the first and last days of the three-year performance period ending on March 25, 2025.
The actual number of shares to be issued upon vesting of the performance stock units in the event the Company’s TSR for such period is greater than or equal to zero at the end of the measurement period ranges from 0% (if the Company’s TSR is in the bottom 25% of the peer group) to 150% (if the Company’s stock performance is in the top 25% of the peer group). In the event the Company’s TSR is less than zero for that period, the number of shares to be issued is capped at 100% of target regardless of the level of relative outperformance. Subject to requirements relating to continued employment with the Company through the last day of the performance period ending on March 25, 2025, and to special vesting provisions in case of a change of control, death, disability or retirement, the shares will be delivered on the date (which will be no later than March 25, 2026) that the Compensation Committee makes the determination of the Company’s performance relative to the Russell 2000 Index.
In keeping with its practice adopted in 2020, after noting the fairly wide swings in share prices that occurred in the weeks leading up to the equity award determination and similar movements in previous years, the Compensation Committee determined the number of restricted stock units (“RSUs”) and performance stock units (“PSUs”) to award each recipient by reference to the average closing price for the Company’s common stock for the 20 trading days up to and including the Friday in advance of the Compensation Committee’s meeting during the subsequent week. For grants made on March 25, 2022 for 2021 performance, this amount was $34.96 per share, and for grants made on march 9, 2021 for 2020 performance, this amount was $46.54 per share. The Compensation Committee believes that this practice is a fair manner of dealing with the positive or negative impact of short term movements in the Company’s share price.
The total number of equity compensation awards and value of the awards, utilizing the 20 trading day average per share for grants made in each of the 2021 and 2022 years, is set forth below:
	Year	RSU Awards (#)	Value of RSU Awards ($)	PSU Awards (at target) (#)	Value of PSU Awards (at target) ($)
Michael T. Prior	2021	19,350	$900,549	19,350	$900,549
	2022	21,450	$749,892	21,450	$749,892
Justin D. Benincasa	2021	8,100	$376,974	8,100	$376,974
	2022	10,700	$374,072	10,700	$374,072
Brad W. Martin	2021	7,500	$349,050	7,500	$349,050
	2022	10,700	$374,072	10,700	$374,072
Mary M. Mabey	2021	4,800	$223,393	4,800	$223,393
	2022	7,900	$276,184	7,900	$276,184
In approving the annual cash bonus and equity incentive awards, the Compensation Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and concluded that the equity awards described above would not be likely to encourage excessive risk taking, as the restricted stock unit awards typically vest ratably over a period of four years and the performance stock unit awards have a cliff vesting period of three years. While the Compensation Committee believes it is an important policy of the Board to seek to keep the aggregate shares underlying outstanding stock options, unvested restricted stock, unvested restricted stock units, and unvested performance stock units at a reasonable level in relation to our outstanding equity (calculated on a fully diluted basis), the Compensation Committee believes that equity compensation will remain a critical recruitment, retention and incentive tool, as well as furthering the alignment of stockholder and employee interests.
Retirement, Benefits and Other Arrangements
In 2008, we adopted a deferred compensation plan for our then-existing executives. This plan is intended to provide retirement income to certain of our executives, including some of our named executive officers (who were executives at the time the plan was adopted). The plan was adopted to offset a reduction in our annual contributions to these executives’ accounts under our 401(k) retirement plan that we instituted as a result of the consolidation of our 401(k) plan with similar plans of companies that we acquired. Under this plan, we make bi-weekly credits equal to 8% of the executive’s then current base salary to an account on behalf of the executive. In addition to these quarterly credits, although we have historically not done so, we may make additional credits in our sole discretion. See the description of the deferred compensation plan under the caption Non-Qualified Deferred Compensation Plan for additional information regarding the deferred compensation plan. Executives hired after 2008 do not participate in this plan. Except for this plan, our named executive officers currently do not receive any benefits, including retirement, medical and dental, life and disability insurance, that are not also available to all of our employees.
Severance Agreements
In March 2019, we entered into amended executive agreements with each of our named executive officers that provide severance benefits. These severance agreements provide each executive with severance pay upon termination as described therein in exchange for standard covenants of confidentiality, non-competition, non-solicitation and non-circumvention for a one year-period following termination and a standard release and waiver of claims. In the event of a termination by the Company without “cause” or by the executive for “good reason” and in the absence of a “change in control” (each as defined in the agreements), each executive would be entitled to (i) severance pay in the amount of one times his or her base salary (and in the case of our Chief Executive Officer, one and a half times his or her base salary) and (ii) COBRA continuation coverage at a rate equal to the rate paid by active employees during the twelve months following the termination (eighteen months in the case of the Chief Executive Officer). In the event of a termination by the Company without “cause” or by the executive for “good reason” either three months prior to, or twelve months (eighteen months in the case of the Chief Executive Officer) following, a change in control (as defined in the amended severance agreements), such executive would be entitled to (i) severance pay in the amount of one times (and in the case of the Chief Executive Officer, one and a half times) his or her base salary, (ii) such executive’s maximum target incentive compensation for such year (and in the case of the Chief Executive Officer, one and a half times such target), excluding any eligible amounts of equity compensation, (iii) COBRA continuation coverage at a rate equal to the rate paid by active employees during the twelve months following the termination (eighteen months in the case of the Chief Executive Officer), and (iv) the immediate vesting of all restricted stock, restricted stock units, performance stock units or stock options held by such executive.

Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers and our directors to further align the interests of management and our directors with those of our stockholders. The ownership guidelines require stock ownership having a “target dollar value,” which consists of the value of common stock owned by the executive officer or director as a multiple of that executive officer’s base salary or the director’s annual cash retainer, as shown in the table below:
Position	Individual Guideline Level
Chief Executive Officer	5x annual base salary
All other Executive Officers	2x annual base salary
Non-Executive Directors	2x annual retainer
“Target dollar value” generally is based on the number of (i) shares of common stock and (ii) aggregate vested shares of restricted stock units and performance stock units with respect to which delivery of an equivalent number of underlying shares has been deferred, in each case “beneficially owned” (as defined by the SEC in Rule 13d-3 promulgated under the Exchange Act) by the executive officer or director, and does not include unvested shares of restricted stock, unvested restricted stock units, performance stock units, or unexercised stock options. The value is computed as of the last trading day of each fiscal year, based on the closing price of our common stock as reported on Nasdaq, rounded to the nearest 100 shares.
For the calculation of satisfaction of the guideline for non-executive directors, the value of the annual retainer includes amounts payable to such director for annual stock or cash compensation, but does not include any additional retainer paid as a result of service as a Board chair, lead independent director, committee chair or committee member.
Unless and until an executive officer or non-executive director has satisfied his or her applicable guideline level, the executive officer or non-executive director is required to retain an amount equal to 75% of the net shares received as the result of the exercise, vesting or payment of any Company equity awards granted to the executive officer or non-executive director. “Net shares” means those shares that remain after shares are sold or withheld, as the case may be, to (i) pay any applicable exercise price for an equity award (e.g., stock options, stock appreciation rights) or (ii) satisfy any immediate withholding taxes arising in connection with the exercise, vesting or payment of an equity award (e.g., stock options, stock appreciation rights, restricted stock units, restricted stock).
All of our named executive officers and directors were in compliance with the policy as of December 31, 2021, however, Messrs. Eisenstein, Ganong, Kennedy, and Martin and Mmes. Henry, Lenehan and Mabey have not yet reached the ownership guideline as each of them first became non-executive directors or executive officers in the last four years.
Our Insider Trading and Anti-Hedging Policy expressly states that directors, officers and employees are prohibited from engaging in “short sales” or any hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds.
“Say on Pay” Advisory Approval of Executive Compensation
At our 2020 Annual Meeting, stockholders voted on a non-binding and advisory basis, and the Board elected, to hold an advisory vote of stockholders to approve the compensation of our named executive officers every three years. Stockholders will again be asked, on an advisory basis, to approve the compensation of our named executive officers at our 2023 Annual Meeting. At our 2020 Annual Meeting, the last Annual Meeting at which our stockholders voted on our named executive officer compensation, more than 95% of the shares present, or represented by proxy, and entitled to vote at the 2020 Annual Meeting approved our named executive officer compensation. While the approval in 2020 was advisory and non-binding in nature, the Board and Compensation Committee value the opinion of stockholders and consider this outcome as an indication that stockholders agree that our executive compensation programs use appropriate structures and policies that are effective in achieving our Company’s goals and objectives.

Compensation Committee Report
Each member of the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
By the Compensation Committee
Richard J. Ganong, Chair
James S. Eisenstein
Liane J. Pelletier

2021 Summary Compensation Table
The table below summarizes the total compensation paid to, or earned by, each of our named executive officers for each of fiscal years ended December 31, 2021, 2020 and 2019.
Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Restricted Stock Unit Awards(1) ($)	Performance Stock Unit Awards(2)	All Other Compensation(3) ($)	Total ($)
Michael T. Prior	2021	661,000	522,000	975,821	1,156,550	64,480	3,379,851
Chairman, Chief Executive Officer and President	2020	645,000	535,000	1,405,555	—	68,385	2,653,940
	2019	630,000	525,000	1,393,000	—	75,523	2,623,523
Justin D. Benincasa	2021	398,000	252,000	408,483	484,137	43,040	1,585,660
Chief Financial Officer	2020	390,000	243,000	549,327	—	44,440	1,226,767
	2019	380,000	245,000	540,484	—	46,747	1,212,231
Brad W. Martin	2021	365,000	232,000	378,225	448,275	11,600	1,435,100
Executive Vice President Business Operations	2020	335,000	181,000	395,103	—	11,400	922,503
	2019	325,000	170,000	317,604	—	11,200	823,804
Mary M. Mabey	2021	285,000	120,000	242,064	286,896	9,822	943,782
Senior Vice President, General Counsel and Corporate Secretary	2020	275,000	114,000	330,112	—	10,255	729,367
	2019	260,000	112,000	306,460	—	10,774	689,234

William F. Kreisher(4)	2021	210,000	64,000	143,726	—	8,622	426,348
Senior Vice President, Corporate Development	2020	282,000	100,000	337,849	—	35,112	754,961
	2019	277,000	111,000	351,036	—	36,633	775,669

(1)
The amounts in this column reflect the grant date fair value presented in accordance with FASB ASC Topic 718, of Restricted Stock Unit Awards granted pursuant to our equity incentive plans. Stock awards are valued at their grant date fair value. The amounts in this column do not include restricted stock unit grants made on March 25, 2022 for 2021 achievements. A discussion of the assumptions used in determining grant date fair value may be found in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)
The amounts in this column reflect the grant date fair value presented in accordance with FASB ASC Topic 718, of Performance Stock Unit Awards granted pursuant to our equity incentive plans. Stock awards are valued at their grant date fair value. Does not include performance stock unit grants made on March 25, 2022 for 2021 achievements. A discussion of the assumptions used in determining grant date fair value may be found in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)
The amounts in this column reflect matching contributions made by us to each of the named executive officers pursuant to the ATN International, Inc. 401(k) Plan, contributions made by us to a non-qualified deferred compensation plan for all three years for Messrs. Prior and Benincasa and for 2020 and 2019 for Mr. Kreisher, and dividends earned on unvested restricted stock awards for 2020 and 2019 for Messrs. Prior, Benincasa and Kreisher as well as Ms. Mabey.

(4)
As of January 15, 2021, Mr. Kreisher was no longer an executive officer of the Company and his 2021 compensation reflects his reduced responsibilities.

Grants of Plan-Based Awards
The table below sets forth additional information regarding stock awards granted to our named executive officers during the fiscal year ended December 31, 2021:
					Restricted Stock Unit Awards		Performance Stock Unit Awards
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Number of Shares(2)	Grant Date Fair Value of Awards ($)(3)	Number of Shares (4)	Grant Date Fair Value of Award ($)(3)
Name	Grant Date	Threshold	Target	Maximum
Michael T. Prior	3/9/21	—	$661,000	—	19,350	975,821	19,350	1,156,550
Justin D. Benincasa	3/9/21	—	$298,500	—	8,100	408,483	8,100	484,137
Brad W. Martin	3/9/21	—	$219,000	—	7,500	378,225	7,500	448,275
Mary M. Mabey	3/9/21	—	$142,500	—	4,800	242,064	4,800	286,896
William F. Kreisher	3/9/21	—	$105,500	—	2,850	143,726	—	—

(1)
There are no threshold or maximum payouts established under the Company’s non-equity incentive plan.

(2)
These securities vest ratably on March 9, 2022, 2023, 2024 and 2025.

(3)
The amounts in this column reflect the grant date fair value of awards determined as set forth in footnote 1 to our Summary Compensation Table.

(4)
These securities vest of March 9, 2024.

Outstanding Equity Awards at Fiscal Year-End 2021
The table below sets forth additional information regarding stock awards granted to our named executive officers that were outstanding as of December 31, 2021.
		Stock Awards
		Restricted Stock Unit Awards That Have Not Yet Vested		Performance Stock Unit Awards(4) That Have Not Yet Vested
Name	Grant Date	Number of Shares	Market Value ($)(1)	Number of Shares	Market Value ($)(2)
Michael T. Prior	3/9/21	19,350	773,033	19,350	773,033
	3/11/20	20,437	816,458	—	—
	3/13/19	12,500	499,375	—	—
	3/7/18	6,450	257,678	—	—
Justin D. Benincasa	3/9/21	8,100	323,595	8,100	323,595
	3/11/20	7,987	319,081	—	—
	3/13/19	4,850	193,758	—	—
	3/7/18	2,500	99,875	—	—
Brad W. Martin	3/9/21	7,500	299,625	7,500	299,625
	3/11/20	5,745	229,513	—	—
	3/13/19	2,850	113.858	—	—
	4/30/18(3)	1,875	74,906	—	—
Mary M. Mabey	3/9/21	4,800	191,760	4,800	191,760
	3/11/20	4,800	191,760	—	—
	3/13/19	2,750	109,863	—	—
	3/7/18	625	24,969	—	—
William F. Kreisher	3/9/21	2,850	113,858	—	—
	3/11/20	4,912	196,234	—	—
	3/13/19	3,150	125,843	—	—
	3/7/18	1,625	64,919	—	—

(1)
Unless otherwise noted, grants vest 25% annually commencing one year from the date of grant.

(2)
Valued at $39.95 per share, the closing price of our stock on December 31, 2021.

(3)
One-half of this grant vested on April 30, 2020 with the remaining shares vesting ratably on April 30, 2021 and 2022.

(4)
Grants vest on March 9, 2024.

Option Exercises and Stock Vested
The table below sets forth information with respect to our named executive officers regarding all options that were exercised and restricted stock that vested during 2021.
	Restricted Stock Unit Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael T. Prior	24,988	1,288,547
Justin D. Benincasa	9,588	494,347
Brad W. Martin	5,215	259,481
Mary M. Mabey	3,937	203,793
William F. Kreisher	6,163	317,724

(1)
Reflects the market value of the shares based on the closing price of our common stock on the vesting date.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information regarding our equity compensation plans as of December 31, 2021:
Equity Compensation Plan Information
	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Warrants, Options and Rights	Weighted Average Exercise Price of Outstanding Warrants, Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders:
2008 Equity Incentive Plan	5,000	77.06	462,969
Equity compensation plans not approved by security holders:	—	—	—
Total	5,000	77.06	462,969

Non-Qualified Deferred Compensation Plan
The following table sets forth contributions by us to our deferred compensation plan for fiscal 2021.
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael T. Prior	—	52,880	173,580	—	1,170,767
Justin D. Benincasa	—	31,840	59,031	—	636,598
Brad W. Martin(2)	—	—	—	—	—
Mary M. Mabey(2)	—	—	—	—	—
William F. Kreisher(3)	—	—	78,691	—	536,870

(1)
The amounts reported in this column are reported for fiscal 2021 in the “All Other Compensation” column of the Summary Compensation Table.

(2)
Mr. Martin and Ms. Mabey are not participants in our deferred compensation plan.

(3)
Effective January 1, 2021, the company no longer makes contributions for Mr. Kreisher.

Effective as of December 5, 2008, we adopted a non-qualified deferred compensation plan for our then existing executive officers. This plan is intended to provide retirement income to our executive officers and was adopted to offset a reduction in our annual contributions to those executives’ accounts under our 401(k) retirement plan that we instituted as a result of the consolidation of our 401(k) plan with similar plans of companies that we acquired. Accordingly, we do not expect to add newly hired executives to this plan. Under this plan, we make bi-weekly credits equal to 8% of the executive officer’s then current base salary to an account in the plan on behalf of the executive. In addition to these bi-weekly credits, the Compensation Committee may make additional credits in its sole discretion. Credits to such executive officer’s account under the plan will be deemed to be invested in one or more investment funds selected by the executive officer. Overall investment return is dependent upon the performance of each executive officer’s selected investment alternatives. Credits will be fully vested at all times and the executive officers will have a non-forfeitable interest in the balance of their respective accounts. Benefits under the plan are payable upon a separation from service in a cash lump sum or in accordance with a fixed schedule elected by the executive officer. Distributions may be made prior to the executive officer’s separation from service only for certain financial hardship reasons. The plan is intended to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and to constitute a non-qualified, unfunded executive benefit plan.
Potential Payments Upon Termination or Change of Control
We have entered into severance agreements with each of our named executive officers. For a description of these agreements, please see “Severance Agreements” above. The following table sets forth the estimated payments and benefits that would be provided to each of the named executive officers, upon termination or a termination following a change in control. The payments and benefits were calculated assuming that the triggering event took place on December 31, 2021, the last business day of our fiscal year, and using the closing market price of our common stock on that date, $39.95.

Named Executive Officer	Event	Salary & Other Cash Payment(1)	COBRA Benefits	Acceleration of Vesting of Certain Equity	Vesting of Restricted Stock Unit Awards	Vesting of Performance Stock Unit Awards(2)	Total
Michael T. Prior	Termination Without Cause or for Good Reason	$2,162,267	$39,444	N/A	$—	—	$2,201,710
	Change in Control Termination	3,153,767	39,444	100%	2,346,543	773,033	6,312,786
Justin D. Benincasa	Termination Without Cause or for Good Reason	1,034,598	18,710	N/A	—	—	1,052,768
	Change in Control Termination	1,333,098	18,170	100%	936,308	323,595	2,611,171
Brad W. Martin	Termination Without Cause or for Good Reason	365,000	27,597	N/A	—	—	392,597
	Change in Control Termination	584,000	27,597	100%	717,902	299,625	1,266,602
Mary M. Mabey	Termination Without Cause or for Good Reason	285,000	26,090	N/A	—	—	311,090
	Change in Control Termination	427,500	26,090	100%	518,351	191,760	959,388
William F. Kreisher	Termination Without Cause or for Good Reason	746,870	27,266	N/A	—	—	774,136
	Change in Control Termination	820,370	27,266	100%	500,853	—	1,502,641

(1)
Includes payments under our Non-Qualified Deferred Compensation Plan for Messrs. Prior, Benincasa and Kreisher not triggered by any severance arrangement and payable to the employee upon any termination or resignation of employment.

(2)
Vesting of all performance stock units following a Change in Control Termination shall occur at 100% of the target amount.

Pay Ratio Disclosure
Pursuant to rules adopted pursuant to the Dodd-Frank Act, we have included in this Proxy Statement a reasonable estimate of the Chief Executive Officer to median employee pay ratio for 2021 annual compensation. We identified the median employee based on 2021 taxable wages for all individuals, excluding our Chief Executive Officer, employed by us on December 31, 2021 (whether employed on a full-time, part-time, or seasonal basis). For such employees, we annualized the compensation for any full-time employees not employed for the entire 2021 fiscal year, but not for any part-time employees. Other than as set forth above, we did not make any assumptions, adjustments, or estimates with respect to taxable wages. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2021 Summary Compensation Table set forth elsewhere in this Proxy Statement. The annual total compensation of our median employee for 2021 was approximately $54,116. As disclosed in the Summary Compensation Table, our Chief Executive Officer’s annual total compensation for 2021 was $3,379,851. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was approximately 62:1.
The foregoing calculation reflects employees located in all of the Company’s operating jurisdictions. At year end, we had approximately 1,100 employees in the United States and the United States Virgin Islands, and approximately 1,080 employees internationally, principally in Bermuda, the Cayman Islands, and Guyana, with employees and contractors in Guyana accounting for over half of our employees outside of the United States. For purposes of this calculation, we excluded 4 employees in Canada, as they represent less than 5% of our employee population. After excluding these employees, we had approximately 1,080 international employees. Our estimate, using the same compensation measure of taxable wages, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our United States employees (excluding the Chief Executive Officer) is 37:1.
In order to give some context to the median annual employee compensation, information regarding the gross domestic product (GDP) per capita for the Company’s main operating areas, as reported by The World Factbook, as published by the Central Intelligence Agency, including estimates of GDP for the most recent year available, is set forth below. This information regarding GDP per capita is deemed to be furnished and not filed.
Country	GDP per capita
Bermuda	$81,800
Cayman Islands	73,600
Guyana	18,700
U.S. Virgin Islands	37,000
United States	60,200

DIRECTOR COMPENSATION
Our Compensation Committee has the responsibility of reviewing and making recommendations to the Board regarding director compensation. We use a combination of cash and stock-based incentive compensation to attract and retain qualified directors. In setting director compensation, we consider the time demand and the requisite knowledge and expertise required for our directors to effectively fulfill their duties and responsibilities to us and our stockholders. We also consider the compensation set by our peer companies in our determination of director compensation.
2021 Director Compensation Table
The table below summarizes the compensation paid to, or earned by, our non-employee directors for the fiscal year ended December 31, 2021. Mr. Michael Prior, our Chairman and Chief Executive Officer, does not receive any compensation for his Board service beyond the compensation he receives as an executive officer of the Company. Ms. April V. Henry joined our Board in March 2022, and therefore did not receive any compensation in 2021.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation	Total ($)
Bernard J. Bulkin(2)	94,000	124,250	—	218,250
James Eisenstein	67,500	124,250	—	191,750
Richard J. Ganong	69,000	124,250	—	193,250
John C. Kennedy	60,000	124,250	—	184,250
Pamela F. Lenehan	73,000	124,250	—	197,250
Liane J. Pelletier	82,500	124,250	—	206,750

(1)
The amounts in this column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718, of awards granted pursuant to our Non-Employee Directors Compensation Policy and our 2008 Plan. Actual shares issued based on the average closing price for the Company’s common stock for the 20 trading days up to and including June 4, 2021. This had the effect of making the dollar value of the stock award higher than the $120,000 retainer as described below.

(2)
Includes amount paid for Dr. Bulkin’s service as shareholder director of the Company’s renewable energy business operating under the “Vibrant” name in India.

Retainers
For the fiscal year ended December 31, 2021, our non-employee directors received an annual retainer of $170,000 (consisting of $50,000 in cash and $120,000 in stock). After noting the fairly wide swings in share prices that can occur in the weeks leading up to the equity award determination, the Compensation Committee determined the number of shares to award each non-employee director by reference to the average closing price for the Company’s common stock for the 20 trading days up to and including June 4, 2021. The Compensation Committee believes that this practice is a fair approach to deal with the positive or negative impact of short term movements in the Company’s share price. In addition to these retainers, our Lead Independent Director also receives an additional annual cash retainer of $25,000 and members of Committees of our Board received additional annual cash payments as follows:

	Fees Earned or Paid in Cash
Committee	Chair	Members
Audit	$23,000	$10,000
Compensation	$15,000	$7,500
Investment(1)	$6,666	$6,666
Nominating and Corporate Governance	$10,000	$4,000

(1)
Represents pro-rated payment for partial year of service paid only to non-employee directors on the Committee.

RELATED PERSON TRANSACTIONS
Policy on Related Person Transactions
Our Board has a written Related Person Transaction Policy that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining whether any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this Proxy Statement as related person transactions pursuant to SEC rules. In general, these transactions and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction(s) as a direct party or by arranging the transaction(s) and the transaction(s) involves more than $100,000 in any calendar year. The policy also provides that certain types of transactions are deemed to be pre-approved or ratified, as applicable, by our Audit Committee.

ADDITIONAL INFORMATION
Environmental, Social and Governance Business Integration
We are committed to imbedding our Environmental, Social and Governance (“ESG”) objectives in our business fundamentals and strategies and believe they are built on a strong foundation of transparency and ethics. Our resolve to manage ESG commitments starts with our Board and flows down to executive leadership through to our subsidiaries. We have always paid attention to principles of good governance, corporate citizenship, and environmental stewardship. We believe that strong management of these aspects are all critical to the long-term success of the Company.
Board of Directors Oversight
Our Board has oversight for our ESG strategy, including related policies, programs, and reporting matters. The full Board engages in the impacts of our human capital management strategy, focusing on areas such as corporate culture and employee engagement. Our Audit Committee oversees the Company’s progress on its objectives regarding environmental management, our Nominating and Corporate Governance Committee oversees the Company’s process on its objectives with respect to corporate social responsibility and governance and our Compensation Committee oversees the Company’s progress on its objectives with respect to human capital management.
Executive Oversight
We understand that advancing our ESG strategy starts at the top with our senior management and flows to our entire organization. To that effect, we have formed an internal Sustainability Council comprised of a diverse slate of representatives from all our locations and subsidiaries. The Sustainability Council’s mandate is to assist with identifying opportunities and establishing metrics by which to form our ESG program and the communication of ESG messaging within the organization to identify local ESG projects given the uniqueness of our rural and remote markets.
Compliance, Anti-Bribery and Anti-Corruption
Our General Counsel provides oversight of compliance and ethics controls, training, and risk assessments and is responsible for our corporate compliance program, which promotes an ethical culture that is compliant with laws, regulations and policies. Our General Counsel reports quarterly on inquiries to our ethics hotline and regularly to the Audit Committee with respect to compliance and ethics-related trends, risks, and action plans.
Network and Data Security and Privacy
Network and data security is crucial to our mission of delivering connectivity services that both our retail and enterprise customers can trust. Our IT department has developed the Company’s cybersecurity program based on NIST standards, with the oversight of our Audit Committee with respect to the Company’s risk management strategy. Both our IT department and our General Counsel regularly report on data security-related industry trends and developments, and have undertaken compliance with local and state privacy regulations in the markets in which we operate.
Supply Chain Management
Our procurement organization is responsible for negotiating and contracting for products and services and is a strategic component of our business. We expect supplier business operations to be conducted in compliance with our Human Rights and Labor Rights and Equal Opportunity Employment, Harassment and Anti-Discrimination policies.
ESG Reporting
We endeavor to provide comprehensive ESG disclosure, starting with the industry-specific Sustainability Accounting Standards Board (SASB) framework. We intend to use our website as a platform to release these disclosures, and continued updates can be located at on our website.

Environmental Impact
Mitigating Climate Change Impacts to our Businesses
We recognize our responsibility to preserve and protect the environment and are aware of the risks related to global climate change and their impacts on our business continuity.
Our Chief Operating Officer and each subsidiary chief executive officers have responsibility for their disaster preparedness plans for their specific local risks, including climate-related risks. We have invested in hardening our network assets against major storms, including undergrounding where possible, using composite rather than wooden poles to withstand high wind speeds and reducing the weight of our network spans so they are less susceptible to storm damage and have detailed plans to return communication services post storm to the communities we serve. In Bermuda and the Cayman Islands, we are investing in network monitoring and hardening the physical plant to lessen the potential impact of future storms. In Guyana, which is outside the historic hurricane zone, we monitor the integrity of the seawall protecting the city of Georgetown from rising sea levels that can in turn impact our communications networks.
While we continue to monitor the impact that environmental related events may have on our businesses, we are conscious of the impact that our business may have, in turn, on the environment. Our services enable remote work, tele-health, and remote learning by delivering high speed data connectivity to consumers, businesses and government entities often in remote and historically underserved markets. As was made even clearer during the pandemic, these connections and services both bring much-needed connectivity to communities while also greatly reducing the need for travel. Increasingly, we are providing solutions that further this impact such as managed network services that help enterprise customers remove power dependent local equipment and reduce the need for travel to other locations.
We are working on ways to minimize the environmental impact from our operations, such as materials waste generated by our operations and improving automation that will reduce truck rolls needed to support customers, maintain networks and develop our business. While we cannot eliminate these impacts, we continue to deploy measures in an effort to reduce impacts and, in many cases, those same measures may provide economic benefits to our business. For example, we have launched recycling initiatives in our offices and field facilities, and are exploring opportunities to expand those programs, particularly the recycling of work materials like metals, rubber and plastics.
Energy usage in our network and computing equipment is another important area we have targeted for further improvement. In recent years, we have accelerated the replacement of older network equipment which has greatly reduced our power demands and the lower costs and improved quality of service has made those good financial investments as well. We now routinely include power usage in our analysis of new systems and equipment and factor savings into the timing of upgrades and replacements.
Upcycling and Reuse
The consequences of e-waste disposal pose a serious threat to the environment. The negative effects extend from the soil to water resources and the air we breathe, to help combat the accumulation of landfill waste, we invested in 2021 in an e-device repair company to repurpose broken mobile devices in Bermuda. Based on the success of this program, we are seeking to expand our device repair services to encourage the re-use of handheld devices by many of our operations in the Caribbean.
Human Rights
We believe in respect for human rights as a foundational principle. As an international communications service provider, we strive to respect and promote human rights in all the markets in which we do business. Our Human and Labor Rights Policy is guided by the international human rights principles encompassed by The International Bill of Human Rights and the International Labor Organization’s 1998 Declaration on Fundamental Principles and Rights at Work. This policy applies to all entities that we own or in which we hold a majority interest.

Human Capital
We recognize that the first step of our community support efforts rests in the investment we make in one of our most valuable assets, our human capital. We seek to promote diversity, equity and inclusion across our workforce, and work to position all employees to succeed. Our annual employee engagement survey provides employees with the opportunity to share confidential feedback and this information drives our long-term plans to improve our work culture. Focus areas for engagement include skills development, and manager performance.
We are working hard to improve the way technology is used in the diverse communities we serve. We believe it is a critical element of our success that our management and staff are local, and are a reflection of the diverse talent available in the communities that we serve. As a result, across our core businesses in all our markets, approximately 30% of our senior management and an additional 40% of middle management identify as persons of color, including Afro-Caribbean, Latinx, Indo-Caribbean and other races or ethnicities and approximately 15% of senior management and an additional 40% of middle management are women.
Digital Divide
We aspire to make a positive difference by enriching lives in remote and underserved areas through reliable and affordable connectivity to promote remote work, learning and commerce opportunities. We acknowledge the hardships facing these communities which has been exacerbated by the pandemic and we have increased our efforts to provide connectivity in these challenging areas and support their forward growth. During the height of the pandemic, our Choice Wireless, NTUA Wireless, and Viya subsidiaries signed the “Keeping Americans Connected” pledge, providing internet access for residents, students, and small business. Our Alaska Communications subsidiary has expanded broadband service connecting tens of thousands of underserved locations in some of the most remote areas, providing access to telemedicine, and economic and education opportunities. Our Commnet and NTUA Wireless subsidiaries are working on numerous projects, many of which are partially funded by government grants, to bring fiber into underserved communities including tribal lands and other rural and remote areas. We are doing the same internationally by rapidly deploying fiber and other high-speed solutions to connect homes, businesses, schools, and towers in places like Guyana and the Cayman Islands.
Additional information on our philanthropic and community support initiatives can be found on our website under our corporate responsibility page.
Stockholder Proposals for 2022 Annual Meeting
All suggestions from stockholders are given careful attention. Proposals intended for consideration at next year’s annual meeting of stockholders, including proposals for director nominee candidates, should be sent to ATN International, Inc.; Attn: Secretary, 500 Cummings Center, Suite 2450, Beverly, MA 01915. To be considered for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 of the Exchange Act, such proposals must be received by us by December 29, 2022, and must comply with certain rules and regulations promulgated by the SEC. A stockholder who wishes to make a proposal at the 2023 annual meeting, but does not wish to have the proposal included in the proxy statement for that meeting, must give notice of the proposal to us no later than March 14, 2023, in order for the notice to be considered timely under Rule 14a-4(c)(1) of the Exchange Act.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement and Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations, ATN International, Inc., Secretary, 500 Cummings Center, Suite 2450, Beverly, MA 01915, (978) 619-1300. If you want to receive separate copies of such materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Annual Report and Other SEC Filings
Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at ir.atni.com. These filings and other SEC filings, including our Proxy Statement, are also available on the SEC’s website at www.sec.gov. This Proxy Statement, our Annual Letter to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and a letter from our Chairman and Chief Executive Officer are also available for viewing, printing and downloading at www.proxyvote.com. To view these materials, please have your control number(s) available that appear on your proxy card.
A copy of these filings, including our Annual Letter to Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (excluding exhibits), may be obtained, at no cost, by writing to ATN International, Inc., Attn: Secretary, 500 Cummings Center, Suite 2450, Beverly, MA 01915.
Our Annual Letter to Stockholders, which is being mailed to stockholders with this Proxy Statement, is not incorporated into this Proxy Statement and is not deemed to be part of the proxy soliciting material.
By order of the Board of Directors,
Mary M. Mabey
Secretary
April 28, 2022

ATN international

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ATN INTERNATIONAL, INC.

1. Election of 7 Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Bernard J. Bulkin	☐	☐	☐
1b. James S. Eisenstein	☐	☐	☐
1c. Richard J. Ganong	☐	☐	☐
1d. April V. Henry	☐	☐	☐
1e. Pamela F. Lenehan	☐	☐	☐
1f. Liane J. Pelletier	☐	☐	☐
1g. Michael T. Prior	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

	For	**Against**	**Abstain**
2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2022.	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic deliveryof information up until 11:59 p.m. Eastern Time the day before the cut-off dateor meeting date. Have your proxy card in hand when you access the web siteand follow the instructions to obtain your records and to create an electronicvoting instruction form.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Haveyour proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paidenvelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717.SCAN TOVIEW MATERIALS & VOTE w ATN INTERNATIONAL, INC.The Board of Directors recommends you vote FORthe following:Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should eachsign personally. All holders must sign. If a corporation or partnership, please sign in fullcorporate or partnership name by authorized officer.NOTE: In their discretion, the Proxies are authorized to vote uponsuch other further business, if any, as may properly come before Nominees:1b. James S. Eisenstein1f. Liane J. Pelletier1e. Pamela F. Lenehan1c. Richard J. Ganong

Important notice regarding the Internet availability of proxy materialsfor the Annual Meeting of Stockholders to be held on June 7, 2022.The Proxy Statement, Letter to Stockholders and the Annual Report on Form 10-K for the fiscal year endedDecember 31, 2021, are available at http://ir.atni.com/financials.cfm• The annual meeting is scheduled to take place at 9:00 a.m., local time, at 500 Cummings Center, Suite 2450, Beverly, MA 01915.• Even if you expect to attend the annual meeting, please promptly complete, sign, date and mail this proxy card. Stockholders who attend the meeting may revoke their proxies and vote during the meeting if they so desire.ATN INTERNATIONAL, INC.ANNUAL MEETING OF STOCKHOLDERS - JUNE 7, 2022THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANYThe undersigned appoints Michael T. Prior and Mary M. Mabey and each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote as instructed herein, all shares of Common Stock of ATN International, Inc.held of record by the undersigned on April 14, 2022, at the Annual Meeting of Stockholders to be held on June 7, 2022 or any adjournment or postponement thereof on the matters set forth in the Notice and Proxy Statement.THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED
IN THE MANNER INSTRUCTED ON THE REVERSE SIDE.IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1 AND"FOR" ITEM 2 AND AT THE DISCRETION OF THE PROXIES NAMED ABOVE, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.(Continued and to be marked, dated and signed on other side)